Exhibit 5.1

October 27, 2017

Olden Lane Securities LLC

200 Forrestal Road, Suite 3B

Princeton, New Jersey 08540

Re:	Olden Lane Target Outcome Fund 4 Capped Performance Portfolio with Buffer Protection Linked to the SPDR® S&P 500® ETF Trust

Ladies and Gentlemen:

We have acted as special counsel to Olden Lane Securities LLC (the “Company”) in connection with the proposed issuance and sale by Olden Lane Trust Series 9 (the “Trust”) of units linked to the performance of the SPDR® S&P 500® ETF Trust (the “Securities”). The Securities were issued pursuant to the terms of the Master Trust Agreement, dated as of February 10, 2015 between the Company, as Depositor and Wilmington Trust, National Association, as Trustee, as supplemented by the Series 9 Trust Agreement Supplement dated as of October 27, 2017, executed by the Company, as Depositor (collectively, the “Trust Agreement). This letter is being delivered at the request of the Company. Capitalized terms used herein but not defined herein have the respective meanings given them in the Master Services Agreement referred to below.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Transaction Documents and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon:

i.	the Trust Agreement; and
ii.	the Master Services Agreement, dated as of November 19, 2015, as supplemented by the Series 9 MSA Supplement, dated as of October 27, 2017, each among the Trust, the Company, as Depositor, Olden Lane Advisors LLC, as Evaluator and Supervisor and The Bank of New York Mellon, as Custodian, Transfer Agent and Administrator (collectively, the “Master Services Agreement”).

Items i through ii above are referred to in this letter as the “Transaction Documents”. In addition, we have assumed (x) the legal capacity of all natural persons, (y) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto and (z) that the Securities have been and paid for by and sold to the Company pursuant to the terms of the Principal Underwriting Agreement dated as of October 27, 2017 between the Trust and the Company. We have also assumed that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in representing the Company with respect to the transactions contemplated by the Agreement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Securities will be entitled to the benefits provided by the Master Services Agreement.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement on Form S-6, including the prospectus dated October 27, 2017 with respect to the Trust (File No. 333-219633) (the “Registration Statement”) as it relates to the Securities and to the reference to Cadwalader, Wickersham & Taft LLP under the heading “Legal Matters”. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

Cadwalader, Wickersham & Taft LLP

- 2 -